Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Announces Restructuring to Adjust for Slower Worldwide Sales

Company Expects to Take $15 Million Charge to Save $20 Million Annually;
Anticipates $5 Million in Additional Expense for Other Unusual Items;
Sets New 2008 Guidance;
Strategic Priorities Remain Unchanged

MINNEAPOLIS, Minn., December 17, 2008—Tennant Company (NYSE:  TNC) announced today that it has begun implementing a restructuring program to resize the company’s workforce based on current global economic realities. Specifically, Tennant is reducing its worldwide employee base by approximately 8 percent, or about 240 people. When completed, this measure is estimated to save at least $20 million annually. The company anticipates taking a total charge of up to $20 million pretax, or $0.88 per diluted share, most of which would be recognized in the 2008 fourth quarter, to cover severance and related costs for the affected workers, as well as additional unusual items.
Of the $20 million pretax charge, approximately $15 million is related to the workforce reduction. Tennant also expects to have additional unusual items in the 2008 fourth quarter of approximately $5 million. These unusual items include increased reserves for accounts receivable due to the continued credit crisis and expenses related to technology investments that are being replaced by new or different technical solutions.
According to Chris Killingstad, Tennant Company’s president and chief executive officer, “When we conducted our third quarter conference call in late October, we indicated that our 2008 earnings guidance of $1.97 to $2.07 per share was based on essentially flat organic sales in the 2008 fourth quarter. Since then, the business conditions in North America and Europe have significantly deteriorated, demand for our equipment is much weaker than projected, and we do not see a quick recovery. Therefore, we must take the unfortunate action of reducing our workforce which we believe is necessary to better weather this downturn and allow us to resume our recent history of profitable growth when the economy begins to improve.”
Tennant is accomplishing the workforce reduction chiefly through the elimination of salaried positions across the organization. Affected employees will be offered severance and outplacement services. Additionally, early retirements, elimination of contracted positions and attrition will account for

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some of the eliminated positions and contribute to annualized savings. “This is a very difficult step that we must take to reduce expense levels during an unprecedented economic period,” said Killingstad. “By aligning the size of our workforce with lower sales volumes, we plan to remain competitive. And by moving forward with our growth and operational excellence strategies, we will have the right products in the right geographies with an improved cost structure when the economic recovery takes hold.”
Tennant is not closing any additional plants as part of the restructuring, but has already reduced production work schedules at locations with excess capacity. In addition, the company is currently not planning any wage or salary increases in 2009. Other cost-containment initiatives that Tennant started earlier in 2008 are continuing. These include worldwide reductions of discretionary expenses and a hiring freeze on all non-critical positions.
To preserve cash for operations and growth initiatives, the company has temporarily suspended repurchases of stock under its ongoing repurchase program, but has no plans to reduce its quarterly dividend. Management has also reduced capital expenditures to approximately $22 million in 2008 versus the most recent guidance of $25 million to $27 million. In 2009, Tennant anticipates capital expenditures of $20 million or less.
In the 2008 fourth quarter, the company expects a decline in organic sales, which excludes the impact of acquisitions and foreign currency, of 15 percent to 20 percent versus the 2007 fourth quarter. Acquisitions are estimated to contribute approximately 2 percent to 4 percent to net sales, but the unfavorable impact of foreign currency will likely decrease net sales by 4 percent to 6 percent. Fourth quarter net sales are anticipated to be in the range of $140 million to $155 million, and Tennant expects a loss per diluted share for the quarter of $0.98 to $1.08. This includes the $0.88 per diluted share charge for the restructuring and other unusual items announced today. For the year, Tennant now expects 2008 sales of $688 million to $703 million and earnings per diluted share in the range of $0.40 to $0.50, again including the $0.88 per diluted share charge announced today, as well as the $0.09 per diluted share net benefit of unusual items recorded in the first nine months of 2008 and the impact of the three 2008 acquisitions, which are expected to be dilutive for the year due to economic conditions.
Killingstad said that the company’s strategies are unchanged. Tennant is focused on leveraging its cost structure and generating sales growth. Its strategic priorities remain:  employing continuous process improvement; improving operational excellence through lean manufacturing initiatives and a global, low-cost sourcing platform; and growing sales through innovative new products and service solutions, as well as through international market expansion.
Tennant achieved organic sales growth of approximately 4 percent in the first nine months of 2008 as compared to the prior year period. The company expanded its business in high-potential geographies, such as China and Latin America, and is integrating the three international acquisitions it made in 2008 to augment organic growth. During that period, Tennant’s sales outside of North America increased to 43 percent of sales, up from 36 percent in the first nine months of 2007.

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“Additionally, new product launches that differentiate us from competition remain at the top of our priority list,” Killingstad stated. Tennant has introduced six new products in 2008, including the award winning and first to market electrically converted water technology called ec-H2O™. Through the first nine months of 2008, the company exceeded its goal of achieving 30 percent of equipment sales from products introduced in the past three years.
In terms of operating efficiencies, Tennant still expects $10 million to $12 million in gross savings in 2008 from a combination of global low-cost sourcing and lean manufacturing initiatives.
The company expects to release its 2008 annual results in February 2009.
Killingstad concluded, “Obviously this is a very difficult time for us, our employees, and our customers. Looking into the future, though, we believe that our strategies are sound and that we are well positioned to compete in global markets with industry-leading products. Despite current macroeconomic conditions, we are confident in the long-term strength and value-creation potential of our business.”

Conference Call December 18
Tennant will host a conference call to discuss this release tomorrow, December 18, 2008, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE:  TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors.  Tennant's global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries.  For more information, visit www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; cost and availability of financing to fund growth initiatives; our ability to execute the workforce reduction and successfully manage any negative consequences from our workforce reduction such as disruptions to our business; our ability to achieve the anticipated savings from our restructuring activities; our ability to accurately project future financial and operating results and to achieve such projections; our ability to achieve growth plans and maintain profitability; our ability to achieve operational efficiencies while reducing expenses and headcount; inflationary pressures; our customers' ability to obtain credit to fund equipment purchases; fluctuations in the cost or availability of raw materials and purchased components; the ability to achieve anticipated global sourcing cost reductions; successful integration of acquisitions,

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including the ability to carry acquired goodwill at current values; our ability to benefit from production reallocation plans; the success and timing of new technologies and products; our ability to acquire, retain and protect proprietary intellectual property rights; the potential for increased competition in our business; our ability to attract and retain key personnel; the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally; changes in laws, including changes in accounting standards and taxation changes; unforeseen product quality problems; and the effects of litigation, including threatened or pending litigation.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.